As filed with the Securities and Exchange Commission on July 21, 2006

Securities Act File No.

Investment Company Act File No. 811-10019

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No.	☐
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 7	☒
(Check appropriate box or boxes)

MASTER U.S. HIGH YIELD TRUST

(Exact Name of Registrant as Specified in Charter)

800 Scudders Mill Road, Plainsboro, New Jersey 08536

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (609) 282-2800

Master U.S. High Yield Trust

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011

(Name and Address of Agent for Service)

Copies to:

Counsel for the Fund: Frank P. Bruno, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019-6018	Denis R. Molleur, Esq. Fund Asset Management, L.P. P.O. Box 9011 Princeton, NJ 08543-9011

EXPLANATORY NOTE

This Registration Statement has been filed by Master U.S. High Yield Trust (the “Registrant” or “Trust”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document. The Trust’s Part B is incorporated by reference into the Trust’s Part A and the Trust’s Part A is incorporated by reference into the Trust’s Part B.

Master U.S. High Yield Trust is part of a master-feeder structure (as described below). Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 11 of the Registration Statement on Form N-1A (1933 Act File No. 333-47971 and Investment Company Act File No. 811-08699) of the Merrill Lynch U.S. High Yield Fund, Inc. (the “Fund”), as filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2006, and as amended from time to time (the “Merrill Lynch Registration Statement”). Part A of the Merrill Lynch Registration Statement is the prospectus of the Fund.

To date, the Fund invests all of its assets in beneficial interests in the Trust. The Fund is the only feeder fund that currently invests in the Trust. The Fund and any other feeder fund that may invest in the Trust are often referred to herein as “Feeder Funds”.

PART A

July 21, 2006

Master U.S. High Yield Trust

Responses to Items 1, 2, 3, and 8 have been omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 4.    Investment Objective, Principal Investment Strategies and Related Risks.

(a) Investment Objective.

The primary investment objective of the Trust is current income. As a secondary objective, the Trust seeks capital appreciation when consistent with its primary objective.

(b) Implementation of Investment Objective.

Outlined below are the main strategies the Trust uses in seeking to achieve its investment objective.

The Trust invests primarily in a diversified portfolio of fixed income securities, such as corporate bonds and notes, convertible securities and preferred stock. The Trust normally expects to invest over 90% of its assets in fixed income securities.

Under normal circumstances, the Trust invests at least 80% of its assets in fixed income securities that are rated in the lower rating categories of the established rating services (for example, below Baa by Moody’s Investor Services, Inc. (“Moody’s”) or below BBB by Standard and Poor’s (“S&P”)), or in unrated securities that Trust management believes are of comparable quality, and at least 80% of its assets in securities issued by U.S. companies. These policies are non-fundamental policies of the Trust and may not be changed without 60 days prior notice to shareholders. Securities rated below investment grade are commonly called “junk bonds”. The Trust may invest up to 100% of its assets in junk bonds. Although junk bonds generally have higher yields than higher-rated securities, they are high risk investments that may not pay interest or return principal as scheduled. The Trust may buy higher-rated securities when Trust management believes the Trust can achieve a substantial reduction in risk of loss with only a relatively small decrease in yield.

The Trust does not generally intend to invest a significant portion of its assets in securities in the lowest rating categories (Ca or below for Moody’s and CC or below for S&P) unless Trust management’s own credit analysis suggests that the issuer of the security has a stronger credit standing than suggested by the ratings.

Trust management considers the ratings assigned by rating agencies as one factor in performing its own independent credit analysis. The Trust’s ability to achieve its stated investment objectives and goals depends to a greater extent on independent credit analysis than funds that invest in higher-rated securities. To analyze a security, Trust management looks at both the issuer and at general business conditions.

With respect to the issuer, Trust management looks at, among other things,

•	Financial condition

•	Cash flow and borrowing needs

•	Whether the company has attracted reputable equity investors or sponsors

•	Value of assets

•	Management strength

•	Ability to respond to changes in business conditions

•	Results of operations

•	Visibility in the market, because securities of companies that are less well known may be less liquid

Trust management also looks at general business conditions, including:

•	Expected changes in the general economy and interest rates

•	Economic outlook for specific industries

•	Availability of new investment opportunities

The Trust will sell a portfolio security if, in the judgment of Trust management, the security appears to be overvalued relative to its credit quality, if a new issue offers greater yield and better value, or if the security has limited call protection and another security offers better call protection.

Other strategies. In addition to the main strategies discussed above, the Trust may use certain other investment strategies:

Under unusual market or economic conditions, the Trust may, for temporary defensive purposes, invest up to 100% of its assets in U.S. Government securities, certificates of deposit, bankers’ acceptances or commercial paper rated in the highest rating category by a recognized rating service, cash or other high quality fixed income securities that Trust management believes are consistent with a defensive posture. The yield on such securities may be lower than the yield on lower-rated fixed income securities. Temporary defensive positions may limit the ability of the Trust to achieve its investment objectives and inhibit any potential increase in the value of your Trust shares.

The Trust may also invest up to :

•	15% of its assets in secondary market purchases of corporate loans

•	10% of its assets in distressed securities

•	10% of its assets in foreign securities

Among the debt securities in which the Trust may invest are credit linked notes, structured notes or other instruments evidencing interests in special purpose vehicles, trusts or other entities that hold or represent interests in debt securities.

The Trust does not intend to invest in common stock or other equity securities other than preferred stock and convertible securities. However, the Trust may acquire and hold equity securities (or the rights to acquire such securities) offered as part of a unit in conjunction with fixed income securities or in connection with an amendment, waiver, conversion or exchange of fixed income securities, in connection with the bankruptcy or workout of a distressed fixed income security, or upon the exercise of a right or warrant obtained on account of a fixed income security.

The Trust will limit its investments in foreign securities to issuers, a majority of whose assets, or whose executive offices, are located in a country that is a member of the Organization for Economic Co-operation and Development.

The Trust may, to a limited extent, purchase or sell certain derivative securities, including forward contracts, futures contracts and options thereon, indexed securities, interest rate swaps and credit default swaps, either for hedging purposes, including anticipatory hedges, or to seek to increase the Trust s return. The Trust may also, to a limited extent, purchase or sell options on debt securities — either for hedging purposes or for non-hedging purposes intended to increase the Trust’s return.

The Trust may also make short sales of securities, either as a hedge against potential declines in value of a portfolio security or to realize gain when a security that the Trust does not own declines in value. The Trust will not make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 10% of the value of its total assets. The Trust may also make short sales “against the box” without limitation. In this type of short sale, at the time of the sale, the Trust owns or has the immediate and unconditional right to acquire the security at no additional cost.

The Trust may invest uninvested cash balances in affiliated money market funds and may lend its portfolio securities.

(c) Risks

Set forth below is a summary discussion of the general risks of investing in the Trust. As with any fund, there can be no guarantee that the Trust will meet its objective, or that the Trust’s performance will be positive over any period of time. Investors may lose money investing in the Trust.

Set forth below are the main risks of investing in the Trust:

Market Risk and Selection Risk — Market risk is the risk that one or more markets in which the Trust invests will go down in value, including the possibility that a market will go down sharply and unpredictably. Selection risk is the risk that the securities that Trust management selects will underperform the markets, the relevant indices or the securities selected by other funds with similar investment objectives and investment strategies.

Credit Risk — Credit risk is the risk that the issuer of a security will be unable to pay interest or repay the principal when due. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of the Trust’s investment in that issuer. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Interest Rate Risk — Interest rate risk is the risk that prices of fixed income securities generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities. The Trust may lose money if short-term or long-term interest rates rise sharply or otherwise change in a manner not anticipated by Trust management.

Junk Bonds — Although junk bonds generally pay higher rates of interest than investment grade bonds, junk bonds are high risk investments that may cause income and principal losses for the Trust. The major risks in junk bond investments include:

•	Junk bonds may be issued by less creditworthy companies. Issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders.

•	Prices of junk bonds are subject to extreme price fluctuations. Adverse changes in an issuer’s industry and general economic conditions may have a greater impact on the prices of junk bonds than on those of other higher rated fixed income securities.

•	Issuers of junk bonds may be unable to meet their interest or principal payment obligations because of an economic downturn, specific issuer developments, or the unavailability of additional financing.

•	Junk bonds frequently have redemption features that permit an issuer to repurchase the security from the Trust before it matures. If the issuer redeems junk bonds, the Trust may have to invest the proceeds in bonds with lower yields and may lose income.

•	Junk bonds may be less liquid than higher rated fixed income securities, even under normal economic conditions. There are fewer dealers in the junk bond market, and there may be significant differences in the prices quoted for junk bonds by the dealers. Because they are less liquid, judgment may play a greater role in valuing certain of the Trust’s securities holdings than is the case with securities trading in a more liquid market.

•	The Trust may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting issuer.

Convertible Securities — Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible’s value usually reflects both the stream of current income payments and the market value of the underlying common stock. The market value of a convertible performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risk as apply to the underlying common stock.

The Trust may also be subject to certain other risks associated with its investments and investment strategies, including:

Corporate Loans — Commercial banks and other financial institutions or institutional investors make corporate loans to companies that need capital to grow or restructure. Borrowers generally pay interest on corporate loans at rates that change in response to changes in market interest rates such as the London Interbank Offered Rate (LIBOR) or the prime rates of U.S. banks. As a result, the value of corporate loan investments is generally less exposed to the adverse effects of shifts in market interest rates than investments that pay a fixed rate of interest. However, because the trading market for certain corporate loans may be less developed than the secondary market for bonds and notes, the Trust may experience difficulties in selling its corporate loans. Leading financial institutions often act as agent for a broader group of lenders, generally referred to as a syndicate. The syndicate’s agent arranges the corporate loans, holds collateral and accepts payments of principal and interest. If the agent develops financial problems, the Trust may not recover its investment or recovery may be delayed. By investing in a corporate loan, the Trust may become a member of the syndicate.

The corporate loans in which the Trust invests are subject to the risk of loss of principal and income. Although borrowers frequently provide collateral to secure repayment of these obligations they do not always do so. If they do provide collateral, the value of the collateral may not completely cover the borrower’s obligations at the time of a default. If a borrower files for protection from its creditors under the U.S. bankruptcy laws, these laws may limit the Trust’s rights to its collateral. In addition, the value of collateral may erode during a bankruptcy case. In the event of a bankruptcy, the holder of a corporate loan may not recover its principal, may experience a long delay in recovering its investment and may not receive interest during the delay.

Distressed Securities — Distressed securities are speculative and involve substantial risks. Generally, the Trust will invest in distressed securities when Trust management believes they offer significant potential for higher returns or can be exchanged for other securities that offer this potential. However, there can be no assurance that the Trust will achieve these returns or that the issuer will make an exchange offer or adopt a plan of reorganization. The Trust will generally not receive interest payments on the distressed securities and may incur costs to protect its investment. In addition, distressed securities involve the substantial risk that principal will not be repaid. Distressed securities and any securities received in an exchange for such securities may be subject to restrictions on resale.

Illiquid Securities — The Trust may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. If the Trust buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities — Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale. They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Trust may be unable to sell them on short notice or may be able to sell them only at a price below current value. Also, the Trust may get only limited information about the issuer of a restricted security, so it may be less able to predict a loss. In addition, if Trust management receives material nonpublic information about the issuer, the Trust may as a result be unable to sell the securities.

Foreign Securities Risk — The Trust may invest in issuers located in countries other than the United States. This may expose the Trust to risks associated with foreign investments.

•	The value of holdings traded outside the U.S. (and any hedging transactions in foreign currencies) will be affected by changes in currency exchange rates

•	The costs of non-U.S. securities transactions are often higher than those of U.S. transactions

•	The legal protections, and accounting and securities settlement procedures in certain foreign countries may be different from and offer less protection than those in the United States

•	Foreign holdings may be adversely affected by foreign governmental action

•	International trade barriers or economic sanctions against certain non-U.S. countries may adversely affect these holdings

•	The economies of certain countries may compare unfavorably with the U.S. economy

•	Foreign securities markets may be smaller than the U.S. markets, which may make trading more difficult

Derivatives — The Trust may use derivative instruments to hedge its investments or to seek to enhance returns. Derivatives allow the Trust to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Credit risk — the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Trust.

Currency risk — the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage risk — the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity risk — the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

The Trust may use derivatives for hedging purposes, including anticipatory hedges. Hedging is a strategy in which the Trust uses a derivative to offset the risks associated with other Trust holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a manner different from that anticipated by the Trust or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Trust, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Trust’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Trust is not required to use hedging and may choose not to do so.

Because the Trust may use derivatives to seek to enhance returns, its investments will expose the Trust to the risks outlined above to a greater extent than if the Trust used derivatives solely for hedging purposes. Use of derivatives to seek to enhance returns may be considered speculative.

Swap Agreements — Swap agreements involve the risk that the party with whom the Trust has entered into the swap will default on its obligation to pay the Trust and the risk that the Trust will not be able to meet its obligations to pay the other party to the agreement.

Repurchase Agreements — In a repurchase agreement the Fund buys a security from another party, which agrees to buy it back at an agreed upon time and price. The Trust may invest in repurchase agreements involving the money market securities described above or U.S. Government and U.S. Government agency securities with longer maturities.

When Issued and Delayed Delivery Securities and Forward Commitments — The Trust may purchase or sell securities that it is entitled to receive on a when issued basis. The Trust may also purchase or sell securities on a delayed delivery basis or through a forward commitment. When issued and delayed delivery securities and forward commitments involve the risk that the security the Trust buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Trust loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Standby Commitment Agreements — Standby commitment agreements commit the Trust, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Trust at the option of the issuer. Standby commitment agreements involve the risk that the security the Trust buys will lose value prior to its delivery to the Trust and will no longer be worth what the Trust has agreed to pay for it. These agreements also involve the risk that if the security goes up in value, the counterparty will decide not to issue the security. In this case, the Trust loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Short Sales — Because making short sales in securities that it does not own exposes the Trust to the risks associated with those securities, such short sales involve speculative exposure risk. The Trust will incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the Trust replaces the borrowed security. As a result, if the Trust makes short sales in securities that increase in value, it will likely underperform similar funds that do not make short sales in securities they do not own. The Trust will realize a gain if the security declines in price between those dates. There can be no assurance that the Trust will be able to close out a short sale position at any particular time or at an acceptable price. Although the Trust’s gain is limited to the amount at which it sold a security short, its potential loss is limited only by the maximum attainable price of the security, less the price at which the security was sold. The Trust may also pay transaction costs and borrowing fees in connection with short sales.

Borrowing and Leverage Risk — The Trust may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions. Borrowing may exaggerate changes in the net asset value of Trust shares and in the return on the Trust’s portfolio. Borrowing will cost the Trust interest expense and other fees. The costs of borrowing may reduce the Trust’s return. Certain derivative securities that the Trust may buy or other techniques that the Trust may use may create leverage, including, but not limited to, when-issued securities, forward commitments and futures contracts and options.

Securities Lending — The Trust may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Trust may lose money and there may be a delay in recovering the loaned securities. The Trust could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences for the Trust.

(d) Portfolio Holdings.

For a discussion of the Trust’s policies and procedures regarding the selective disclosure of its portfolio holdings, please see Part B of this Registration Statement.

Item 5.    Management, Organization and Capital Structure.

(a)(1) Manager

Fund Asset Management, L.P., the Trust’s Manager, manages the Trust’s investments and its business operations subject to the oversight of the Trust’s Board of Trustees. The Manager has the responsibility for making all investment decisions for the Trust.

For the fiscal year ended March 31, 2006, the Manager received a fee at the annual rate of 0.35% of the Trust’s average daily net assets.

For a discussion of the basis for the Board of Trustees’ most recent approval of the Trust’s management agreement, please see the Trust’s annual shareholder report for the most recent fiscal period ended March 31.

Fund Asset Management, L.P. was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management, L.P. and its affiliates had approximately $583 billion in investment company and other portfolio assets under management as of June 2006.

On February 15, 2006, BlackRock, Inc. (“BlackRock”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) entered into an agreement to contribute Merrill Lynch’s investment management business, Merrill Lynch Investment Managers, L.P. and certain affiliates (including Fund Asset Management, L.P. and Merrill Lynch Investment Managers International Limited), to BlackRock to create a new independent company that will be one of the world’s largest asset management firms with approximately $1 trillion in assets under management. Merrill Lynch will have a significant ownership interest in the combined company. The new company will operate under the BlackRock name. The combined company will offer a full range of equity, fixed income, cash management and alternative investment products with strong representation in both retail and institutional channels, in the U.S. and in non-U.S. markets. It will have over 4,500 employees in 18 countries and a major presence in most key markets, including the United States, the United Kingdom, Asia, Australia, the

Middle East and Europe. The transaction has been approved by the boards of directors of both Merrill Lynch and BlackRock and is expected to close in the third quarter of 2006. The Trust’s Board of Trustees has approved a new management agreement with BlackRock Advisors, Inc. or its successor on substantially the same terms and for the same advisory fee as the current management agreement with the Manager. If the new agreement is approved by the Trust’s shareholders, BlackRock Advisors, Inc. is expected to become the Trust’s Manager upon the closing of the transaction between Merrill Lynch and BlackRock.

Proposal to Reorganize the Fund. The Board of Directors of the Fund and the Board of Trustees of the Trust each has approved an Agreement and Plan of Reorganization (the “Agreement and Plan”) providing for the acquisition by BlackRock High Yield Bond Portfolio (“BR High Yield”), a portfolio of BlackRock FundsSM, of substantially all of the assets and the assumption of certain stated liabilities of the Fund in exchange for newly issued shares of beneficial interest of BR High Yield (the “Reorganization”). After the completion of the Reorganization, the Fund will be dissolved as a corporation under Maryland law and deregistered as an investment company under the Investment Company Act of 1940, as amended. It is a condition precedent to the Reorganization that the transaction between Merrill Lynch and BlackRock described above shall have been consummated. The Agreement and Plan provides that, if the Reorganization takes place, Fund shareholders will receive shares of BR High Yield of the same or a similar class with an aggregate net asset value at the closing of the Reorganization equal to the net asset value of the shares of the Fund held immediately prior to the Reorganization. A special meeting of shareholders of the Fund to consider approval or disapproval of the Agreement and Plan is scheduled to be held on August 15, 2006. If all of the requisite approvals are obtained, it is anticipated that the Reorganization will take place during the fourth calendar quarter of 2006.

If the Reorganization is not approved by the Fund’s shareholders, but a new investment advisory agreement is approved, the Fund will continue to operate for the time being as a separate fund advised by BlackRock Advisors, Inc., and the Fund’s Board of Directors will consider other alternatives to the Reorganization. If neither the Reorganization nor the new investment advisory agreement is approved by Fund shareholders, the Fund’s Board of Directors will be required to consider other alternatives, such as seeking another investment adviser and administrator. If no such suitable alternatives can be found, the Fund’s Board of Directors may be required to liquidate the Fund. Any such liquidation would be a taxable event for shareholders.

From time to time, a manager, analyst, or other employee of the Manager or its affiliates may express views regarding a particular asset class, company, security, industry, or market sector. The views expressed by any such person are the views of only that individual as of the time expressed and do not necessarily represent the views of the Manager or any other person within the Merrill Lynch organization. Any such views are subject to change at any time based upon market or other conditions and the Manager disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for the Trust are based on numerous factors, may not be relied on as an indication of trading intent on behalf of the Trust.

Conflicts of Interest

The investment activities of the Manager and its affiliates in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Trust and its shareholders. The Manager provides investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Trust. Merrill Lynch (including, for these purposes, the Manager, Merrill Lynch & Co., Inc. and their affiliates, directors, partners, trustees, managing members, officers and employees), is a diversified global financial services firm involved with a broad spectrum of financial services and asset management activities that may, for example, engage in the ordinary course of business in activities in which its interests or the interests of its clients may conflict with those of the Trust. Merrill Lynch’s trading activities are carried out without reference to positions held directly or indirectly by the Trust and may result in Merrill Lynch having positions that are adverse to those of the Trust. Merrill Lynch is not under any obligation to share any investment opportunity, idea or strategy with the Trust. As a result, Merrill Lynch may compete with the Trust for appropriate investment opportunities. In addition, the Trust may invest in securities of companies with which Merrill Lynch has or is trying to develop investment banking relationships or in which Merrill Lynch has significant debt or equity investments. The Trust also may invest in securities of companies for which Merrill Lynch provides or may some day provide research coverage. The Trust may also make brokerage and other payments to Merrill Lynch in connection with the Trust’s portfolio investment transactions.

Under a securities lending program approved by the Trust’s Board of Trustees, the Trust has retained an affiliate of the Manager to serve as the securities lending agent for the Trust to the extent that the Trust participates in the securities lending program. For these services, the lending agent may receive a fee from the Trust, including a fee based on the returns earned on the Trust’s investment of the cash received as collateral for the loaned securities. In addition, Merrill Lynch is among the entities to which the Trust may lend its portfolio securities under the securities lending program.

The activities of the Manager or its affiliates may give rise to other conflicts of interest that could disadvantage the Trust and its shareholders. The Manager has adopted policies and procedures designed to address these potential conflicts of interest. See the Statement of Additional Information for further information.

(a)(2) Portfolio Manager(s).

B. Daniel Evans is the Trust’s portfolio manager and is primarily responsible for the day-to-day management of the Fund’s portfolio and the selection of its investments. Mr. Evans has been a Managing Director of Merrill Lynch Investment Managers since 2004 and was a Director thereof from 2000 to 2004 and a Vice President from 1995 to 2000. He has been a portfolio manager with the Manager and its affiliates since 2001.

For more information about the portfolio manager’s compensation, other accounts he manages and his ownership of Trust shares, please see Part B of this Registration Statement.

(b) Capital Stock.

Investors in the Trust have no preemptive or conversion rights, and beneficial interests in the Trust are fully paid and non-assessable. The Trust has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors when, in the judgment of the Trustees, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Trust, Feeder Funds would be entitled to their pro rata share of the assets of the Trust that are available for distribution.

Smaller Feeder Funds may be harmed by the actions of larger Feeder Funds. For example, a larger Feeder Fund could have more voting power than a smaller Feeder Fund over the operations of the Trust. A Feeder Fund may withdraw from the Trust at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Feeder Fund’s assets directly. Each Feeder Fund is entitled to vote in proportion to its investment in the Trust. Each Feeder Fund generally will participate in the earnings, dividends and assets of the Trust in accordance with its pro rata interest in the Trust.

Investments in the Trust may not be transferred. A Feeder Fund may withdraw all or any portion of its investment in the Trust at net asset value on any day on which the New York Stock Exchange (the “NYSE”) is open, subject to certain exceptions. For more information about the ability of a Feeder Fund to withdraw all or any portion of its investment in the Trust, please see Item 6 herein.

Item 6.    Shareholder Information.

(a) Pricing of Beneficial Interests in the Trust

The net asset value of the Trust is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Foreign securities owned by the Trust may trade on weekends or other days when the Trust does not price its interests. As a result, the Trust’s net asset value may change on days when interest holders will not be able to purchase or redeem the interests in the Trust. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Trust is the value of the securities held by the Trust plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Manager, are accrued daily.

The high yield securities in which the Trust primarily invests often trade less often and in lower volumes than investment grade securities and are often subject to greater price volatility. The Trust may invest a portion of its assets in foreign securities. Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Trust’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, market volatility or other occurrences or events that affect the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the market prices for such securities determined prior to the close of the NYSE. If market quotations are not readily available or, in the Manager’s judgment, they do not accurately reflect fair value for a security or if a security’s value has been materially affected by events or other circumstances occurring after the close of the market on which the security is principally traded and prior to the time at which the Trust’s net asset value is determined, that security may be valued by another method that the Board of Trustees believes more accurately reflects the fair value.

The Board has adopted valuation procedures for the Trust and has delegated the day-to-day responsibility for fair value determinations to the Manager’s Valuation Committee. Fair value determinations by the Manager that materially affect the Trust’s net asset value are subject to review, approval or ratification, as appropriate, by the Board. In determining whether current market prices are readily available or accurately reflect a security’s fair value, the Manager monitors the information it receives in the ordinary course of its investment management responsibilities for significant events that it believes in good faith will affect the market prices of the securities of issuers held by the Trust. Significant events may include events affecting specific issuers (for example, a halt in trading of the securities of an issuer on an exchange during the trading day or a company announcement) or events affecting securities markets generally (for example, market volatility, including a substantial upward or downward movement of the U.S. markets, or a natural disaster).

If, after the close of the principal market on which a security held by the Trust is traded and before the time as of which the Trust’s net asset value is calculated that day, a significant event occurs that the Manager determines in the exercise of its judgment will cause a change in the value of that security from the closing price of the security on the principal market on which it is traded, the Manager will use its best judgment to determine a fair value for that security. The Manager believes that foreign securities values may be affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets and that such volatility can constitute a significant event. The fair valuation procedures, therefore, include a procedure whereby the Trust may use adjusted foreign securities prices provided by an independent pricing service approved by the Board of Trustees to take such volatility into account.

The Trust’s use of fair value pricing is designed to ensure that the Trust’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair value used by the Trust on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.

Each investor in the Trust may add to or reduce its investment in the Trust on each day the NYSE is open for trading. The value of each investor’s interest in the Trust will be determined after the close of business on the NYSE by multiplying the aggregate net asset value of the Trust by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Trust. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Trust will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Trust as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Trust effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Trust as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Trust by all investors in the Trust. The percentage so determined will then be applied to determine the value of the investor’s interest in the Trust after the close of business of the NYSE or the next determination of the aggregate net asset value of the Trust.

(b) Purchase of Beneficial Interests in the Trust.

Beneficial interests in the Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Trust may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Trust. However, because the Trust intends to be as fully invested at all times as is reasonably consistent with its investment objective and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Trust’s custodian bank by a Federal Reserve Bank) or, in the case of a Feeder Fund’s initial investment, in marketable securities acceptable to the Manager and consistent with the investment objective, policies and restrictions of the Trust.

The Trust reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

(c) Redemption of Beneficial Interests in the Trust.

A Feeder Fund may withdraw all or any portion of its investment in the Trust on any business day on which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is received by the Trust. When a request is received in proper form, the Trust will redeem a Feeder Fund’s interests at the next determined net asset value. The Trust will make payment for all interests redeemed within seven days after receipt by the Trust of a redemption request in proper form, except as provided by the rules of the Securities and Exchange Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Trust may not be transferred.

(d) Dividends and Distributions

Not applicable.

(e) Frequent Purchase and Redemption of Trust Interests.

The Trust does not offer its beneficial interests for sale to the general public, nor does it offer an exchange privilege. However, the Trust may be adversely affected by short-term trading in shares of a Feeder Fund. The Trust is not, therefore, directly subject to the risks of short-term trading and the Board of Trustees has not adopted procedures to prevent such trading. See “Your Account — How to Buy, Sell, Transfer and Exchange Shares — Short Term Trading” in Part A of the Merrill Lynch Registration Statement for more information.

(f) Tax Consequences.

The Trust intends to operate as a partnership for Federal income tax purposes. Accordingly, the Trust will not be subject to any Federal income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and its qualifications as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The determination of a Feeder Fund’s share of the Trust’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Code, as amended, and the regulations promulgated thereunder.

Item 7.    Distribution Arrangements.

(a) Sales Loads.

Not applicable.

(b) 12b-1 Fees.

Not applicable.

(c) Multiple Class and Master Feeder Funds.

The Trust is part of a master/feeder structure. Members of the general public may not purchase beneficial interests in the Trust. However, the Trust may sell beneficial interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Trust and will pay a proportionate share of the Trust’s expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Trustees of the Trust believe that the “master/feeder” fund structure may enable the Trust to reduce costs through economies of scale. A larger investment portfolio for the Trust may reduce certain transaction costs to the extent that contributions to and redemptions from the Trust’s portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Trust may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Trust or withdraws from the Trust, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Trust if the Trust voted to change its investment objective, policies or limitations in a manner not acceptable to the directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Trust may affect the investment performance of the Feeder Fund and the Trust.

The Trust normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Trust. When a Feeder Fund is requested to vote on matters pertaining to the Trust, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Trust proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder’ structure, please see Part A of the Merrill Lynch Registration Statement under “Master/Feeder Structure.”

PART B

July 21, 2006

Master U.S. High Yield Trust

Item 9.     Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements and should be read in conjunction with the current Part A of Master U.S. High Yield Trust (the “Trust”), dated July 21, 2006, as it may be revised from time to time (the “Trust’s Part A”). The Trust’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Trust’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference to Post-effective Amendment No. 11 to the Registration Statement on Form N-1A (1933 Act File No. 333-47971 and Investment Company Act File No. 811-08699) of the Merrill Lynch U.S. High Yield Fund, Inc. (the “Fund”), as amended to date (the “Merrill Lynch Registration Statement”). This Registration Statement should be read in conjunction with the Merrill Lynch Registration Statement. Part A of the Merrill Lynch Registration Statement includes the prospectus of the Fund. Part B of the Merrill Lynch Registration Statement includes the statement of additional information of the Fund.

The Trust is part of a “master/feeder” structure. The Fund invests all of its assets in beneficial interests in the Trust. The Fund is currently the only feeder fund that invests in the Trust. The Fund and any other feeder fund that may invest in the Trust from time to time are referred to herein as “Feeder Funds.”

Page
Trust History
Description of the Trust and Its Investments and Risks
Management of the Trust
Control Persons and Principal Holders of Securities
Investment Advisory and Other Services
Portfolio Manager(s)
Brokerage Allocation and Other Practices
Capital Stock and Other Securities
Purchase, Redemption and Pricing of Securities
Taxation of the Trust
Underwriters
Calculation of Performance Data
Financial Statements

Item 10.    Trust History.

The Trust is an open-end investment company that was organized on June 12, 2000 as a statutory trust under the laws of the State of Delaware.

Item 11.    Description of the Trust and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 4 of the Trust’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Trust, the types of securities purchased by the Trust, the investment techniques used by the Trust, and certain risks relating thereto, as well as other information relating to the Trust’s investment programs, is incorporated herein by reference from the sections entitled “Investment Objectives and Policies” and “Investment Restrictions” in Part I of Part B of the Merrill Lynch Registration Statement and the section entitled “Investment Risks and Considerations” in Part II of Part B of the Merrill Lynch Registration Statement.

Information on the Trust’s policies and procedures with respect to the selective disclosure of the Trust’s portfolio holdings is incorporated herein by reference to the section entitled “Management and Other Service Arrangements—Selective Disclosure of Portfolio Holdings” in Part II of Part B of the Merrill Lynch Registration Statement.

Item 12.     Management of the Trust.

(a) Management Information.

The Trustees of the Trust consist of seven individuals, six of whom are not “interested persons” of the Trust as defined in the Investment Company Act (the “non-interested Trustees”). The same individuals serve as Directors of the Fund. The Trustees are responsible for the oversight of the operations of the Trust and perform the various duties imposed on the directors of investment companies by the Investment Company Act.

Biographical Information. Certain biographical and other information relating to the non-interested Trustees is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of investment companies overseen in the complex of funds advised by the Manager, Merrill Lynch Investment Managers, L.P. (“MLIM”) or their affiliates (“MLIM/FAM-advised funds”) and any public directorships.

Name, Address(a) and Age of Trustee	Position(s) Held with the Trust	Term of Office(b) and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Ronald W. Forbes (65)(c)	Trustee	Trustee since 2000	Professor Emeritus of Finance, School of Business, State University of New York at Albany since 2000 and Professor thereof from 1989 to 2000; International Consultant, Urban Institute, Washington, D.C. from 1995 to 1999.	49 registered investment companies consisting of 50 portfolios	None

Cynthia A. Montgomery (54)(d)	Trustee	Trustee since 2000	Professor, Harvard Business School since 1989; Associate Professor, J.L. Kellogg Graduate School of Management, Northwestern University from 1985 to 1989; Associate Professor, Graduate School of Business Administration, University of Michigan from 1979 to 1985; Director, Harvard Business School Publishing since 2005; Director, McLean Hospital since 2005.	49 registered investment companies consisting of 50 portfolios	Newell Rubbermaid, Inc. (manufacturing)

Jean Margo Reid (60)	Trustee	Trustee since 2004	Self-employed consultant since 2001; Counsel of Alliance Capital Management (investment adviser) in 2000; General Counsel, Director and Secretary of Sanford C. Bernstein & Co., Inc. (investment adviser/broker-dealer) from 1997 to 2000; Secretary, Sanford C. Bernstein Fund, Inc. from 1994 to 2000; Director and Secretary of SCB, Inc. since 1998; Director and Secretary of SCB Partners, Inc. since 2000; and Director of Covenant House from 2001 to 2004.	49 registered investment companies consisting of 50 portfolios	None

Roscoe S. Suddarth (70)	Trustee	Trustee since 2000	President, Middle East Institute, from 1995 to 2001; Foreign Service Officer, United States Foreign Service, from 1961 to 1995 and Career Minister from 1989 to 1995; Deputy Inspector General, U.S. Department of State, from 1991 to 1994; U.S. Ambassador to the Hashemite Kingdom of Jordan from 1987 to 1990.	49 registered investment companies consisting of 50 portfolios	None

Richard R. West (68)	Trustee	Trustee since 2000	Professor of Finance from 1984 to 1995, Dean from 1984 to 1993 and since 1995 Dean Emeritus of New York University’s Leonard N. Stern School of Business Administration.	49 registered investment companies consisting of 50 portfolios	Bowne & Co., Inc. (financial printers); Vornado Realty Trust (real estate company); Alexander’s, Inc. (real estate company)

Edward D. Zinbarg (71)	Trustee	Trustee since 2000	Self-employed financial consultant since 1994; Executive Vice President of the Prudential Insurance Company of America from 1988 to 1994; Former Director of Prudential Reinsurance Company and former Trustee of the Prudential Foundation.	49 registered investment companies consisting of 50 portfolios	None

(a)	The address of each non-interested Trustee is P.O. Box 9095, Princeton, New Jersey 08543-9095.
(b)	Each Trustee serves until his or her successor is elected and qualified, or until his or her death, resignation, or removal as provided in the Trust’s by-laws or charter or by statute, or until December 31 of the year in which he or she turns 72.
(c)	Chairman of the Board of Trustees and the Audit Committee.
(d)	Chairman of the Nominating Committee.

Certain biographical and other information relating to the Trustee who is an officer and “interested person” of the Trust as defined in the Investment Company Act and to the other officers of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of MLIM/FAM-advised funds overseen and any public directorships:

Name, Address(a) and Age	Position(s) Held with the Trust	Term of Office(b) and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Robert C. Doll, Jr. (51)(c)	President and Trustee	Trustee(d) and President since 2005	President of the MLIM/FAM-advised funds since 2005; President of MLIM and FAM since 2001; Co-Head (Americas Region) thereof from 2000 to 2001 and Senior Vice President from 1999 to 2001; President and Director of Princeton Services, Inc. (“Princeton Services”) since 2001; President of Princeton Administrators, L.P. (“Princeton Administrators”) since 2001; Chief Investment Officer of OppenheimerFunds, Inc. in 1999 and Executive Vice President thereof from 1991 to 1999.	131 registered investment companies consisting of 177 portfolios	None

Donald C. Burke (46)	Vice President and Treasurer	Vice President since 1998 and Treasurer since 2000	First Vice President of MLIM and FAM since 1997 and Treasurer thereof since 1999; Senior Vice President and Treasurer of Princeton Services since 1999 and Director since 2004; Vice President of FAM Distributors, Inc. (“FAMD”) since 1999 and Director since 2004; Vice President of MLIM and FAM from 1990 to 1997; Director of Taxation of MLIM from 1990 to 2001; Vice President, Treasurer and Secretary of the IQ Funds since 2004.	139 registered investment companies consisting of 185 portfolios	None

B. Daniel Evans (62)	Vice President	Vice President since 2002	Managing Director of MLIM since 2004; Director (Global Fixed Income) of MLIM from 2000 to 2004; Vice President of MLIM from 1995 to 2000.	5 registered investment companies consisting of 4 portfolios	None

Jeffrey Hiller (54)	Chief Compliance Officer	Chief Compliance Officer since 2004	Chief Compliance Officer of the MLIM/FAM-advised funds and First Vice President and Chief Compliance Officer of MLIM (Americas Region) since 2004; Chief Compliance Officer of the IQ Funds since 2004; Global Director of Compliance at Morgan Stanley Investment Management from 2002 to 2004; Managing Director and Global Director of Compliance at Citigroup Asset Management from 2000 to 2002; Chief Compliance Officer at Soros Fund Management in 2000; Chief Compliance Officer at Prudential Financial from 1995 to 2000; Senior Counsel in the Securities and Exchange Commission’s Division of Enforcement in Washington, D.C. from 1990 to 1995.	140 registered investment companies consisting of 186 portfolios	None

Alice A. Pellegrino (46)	Secretary	Secretary since 2004	Director (Legal Advisory) of MLIM since 2002; Vice President of MLIM from 1999 to 2002; Attorney associated with MLIM since 1997; Secretary of MLIM, FAM, FAMD and Princeton Services since 2004.	132 registered investment companies consisting of 178 portfolios	None

(a)	The address of each Trustee and officer listed above is P.O. Box 9011, Princeton, New Jersey 08543-9011.
(b)	Each officer is elected by and serves at the pleasure of the Board of Trustees of the Trust.
(c)	Mr. Doll is an “interested person,” as defined in the Investment Company Act, of the Trust based on his positions with MLIM, FAM, Princeton Services and Princeton Administrators.
(d)	As a Trustee, Mr. Doll serves until his successor is elected and qualified, until December 31 of the year in which he turns 72, or until his death, resignation, or removal as provided in the Trust’s By-laws or charter or by statute.

(b) Board of Trustees.

Each non-interested Trustee is a member of the Trust’s Audit Committee (the “Audit Committee”). The principal responsibilities of the Audit Committee are the appointment, compensation, retention and oversight of the Trust’s independent registered public accounting firm, including the resolution of disagreements regarding financial reporting between Trust management and such independent registered public accounting firm. The Audit Committee’s responsibilities include, without limitation, to (i) review with the independent registered public accounting firm the arrangements for and scope of annual and special audits and any other services provided by the independent registered public accounting firm to the Trust; (ii) discuss with the independent registered public accounting firm certain matters relating to the Trust’s financial statements, including any adjustment to such financial statements recommended by such independent registered public accounting firm or any other results of any audit; (iii) ensure that the independent registered public accounting firm submits on a periodic basis a formal written statement with respect to their independence, discuss with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the Trust’s independent registered public accounting firm; and (iv) consider information and comments of the independent registered public accounting firm with respect to the Trust’s accounting and financial reporting policies, procedures and internal control over financial reporting and Trust management’s responses thereto. The Board of the Trust has adopted a written charter for the Audit Committee. The Audit Committee has retained independent legal counsel to assist it in connection with these duties. The Audit Committee met four times during the fiscal year ended March 31, 2006.

Cynthia A. Montgomery and Edward D. Zinbarg are the members of the Trust’s Nominating Committee. The principal responsibilities of the Nominating Committee are to identify individuals qualified to serve as non-interested Trustees of the Trust and to recommend its nominees for consideration by the full Board. While the Nominating Committee is solely responsible for the nomination of the Trust’s non-interested Trustees, the Nominating Committee may consider nominations for the office of Trustee made by Trust shareholders as it deems appropriate. Trust shareholders who wish to recommend a nominee should send nominations to the Secretary of the Trust that include biographical information and set forth the qualifications of the proposed nominee. The Nominating Committee met once during the fiscal year ended March 31, 2006.

Share Ownership. Information relating to each Trustee’s share ownership in the Trust and in all registered funds in the MLIM/FAM-advised funds that are overseen by the respective Trustee (“Supervised Funds”) as of December 31, 2005 is set forth in the chart below.

Name	Aggregate Dollar Range of Equity Securities in the Trust(a)	Aggregate Dollar Range of Equity Securities in Supervised Funds
Interested Trustee:
Robert C. Doll, Jr.	N/A	Over $100,000

Non-Interested Trustees:
Ronald W. Forbes	N/A	Over $100,000
Cynthia A. Montgomery	N/A	Over $100,000
Jean Margo Reid	N/A	Over $100,000
Roscoe S. Suddarth	N/A	Over $100,000
Richard R. West	N/A	Over $100,000
Edward D. Zinbarg	N/A	Over $100,000

(a)	Interests of the Trust are not publicly offered.

As of the date of this part B, the Trustees and officers of the Trust as a group owned an aggregate of less than 1% of the outstanding shares of the Trust. As of December 31, 2005, none of the non-interested Trustees of the Trust or their immediate family members owned beneficially or of record any securities of Merrill Lynch & Co., Inc. (“ML & Co.”).

(c) Compensation

The Trust and Fund pay each non-interested Director/Trustee a combined fee of $4,400 per year for service on the Board and the Audit Committee plus $325 per in-person Board meeting attended and $325 per in-person Audit Committee meeting attended. The Chairman of the Audit Committee receives an additional fee of $2,083 per year. The Trust and Fund reimburse each non-interested Director/Trustee for his or her out-of-pocket expenses related to attendance at Board, Audit Committee and Nominating Committee meetings.

The following table sets forth the compensation earned by the non-interested Directors/Trustees for the fiscal year ended March 31, 2006 and the aggregate compensation paid to them by all MLIM/FAM-advised funds for the calendar year ended December 31, 2005.

Name	Compensation from the Fund/Trust	Pension or Retirement Benefits Accrued as Part of Fund/Trust Expenses	Aggregate Compensation from the Fund/Trust and Other MLIM/FAM-Advised Funds(a)
Ronald W. Forbes(b)	$8,582	None	$304,567
Cynthia A. Montgomery	$7,000	None	$254,567
Jean Margo Reid	$7,000	None	$254,567
Roscoe S. Suddarth	$7,000	None	$254,567
Richard R. West	$7,000	None	$254,567
Edward D. Zinbarg	$7,000	None	$254,567

(a)	For the number of MLIM/FAM-advised funds from which each Trustee receives compensation, see the Biographical Information chart beginning on page B-3.
(b)	Chairman of the Board and the Audit Committee.

(d) Sales Loads.

Not Applicable

(e) Code of Ethics.

The Board of Trustees of the Trust has approved a Code of Ethics under Rule 17j-1 of the Investment Company Act that covers the Trust, the Feeder Fund, FAM and the Distributor. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Trust.

(f) Proxy Voting Policies.

Information relating to the Trust’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the Merrill Lynch Registration Statement.

Item 13.    Control Persons and Principal Holders of Securities.

As of July 7, 2006, the Fund, a Maryland Corporation, owned 100% of the beneficial interests in the Trust.

All holders of beneficial interests are entitled to vote in proportion to the amount of their interests in the Trust. There is no cumulative voting. Accordingly, the holder or holders of more than 50% of the aggregate beneficial interests in the Trust would be able to elect all the Trustees.

Item 14.    Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 in the Trust’s Part A.

Information relating to the investment management and other services provided to the Trust or on behalf of the Trust is incorporated herein by reference from Part A of the Merrill Lynch Registration Statement and the sections entitled “Management and Advisory Arrangements” in Part I of Part B and “Management and Other Service Arrangements” in Part II of Part B of the Merrill Lynch Registration Statement. The following list identifies the specific sections and sub-sections in Part B of the Merrill Lynch Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No.		Sections Incorporated by Reference from Part A and Part B of the Merrill Lynch Registration Statement

Item 14	(a)	Part I: Management and Advisory Arrangements(a) Part II: Management and Other Service Arrangements(b)

Item 14	(c)	Part I: Management and Advisory Arrangements(a) Part II: Management and Other Service Arrangements(b)

Item 14	(d)	Part I: Management and Advisory Arrangements(a)

Item 14	(e)	Not Applicable

Item 14	(f)	Not Applicable

Item 14	(g)	Not Applicable

Item 14	(h)	Part A — Back Cover Part II: Management and Other Service Arrangements(b)

(a)	Excluding the subsection entitled “Transfer Agency Services.”

(b)	Excluding the subsections entitled “Transfer Agency Services” and “Distribution Expenses.”

FAM Distributors, Inc., P.O. Box 9081, Princeton, New Jersey, 08543-9081, an affiliate of FAM, acts as placement agent for the Trust pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, FAM Distributors, Inc. receives no compensation for acting as placement agent for the Trust.

Item 15.    Portfolio Manager(s).

B. Daniel Evans is a Vice President and the portfolio manager of the Trust. Information about the portfolio manager’s compensation, other accounts he manages and his ownership of Fund shares is incorporated herein by reference to the section entitled “Management and Other Advisory Services” in Part I of Part B of the Merrill Lynch Registration Statement.

Item 16.    Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Trust is incorporated herein by reference to the section entitled “Portfolio Transactions and Brokerage” in Parts I and II of Part B of the Merrill Lynch Registration Statement.

Item 17.    Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Trust’s Part A. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Trust. Upon liquidation of the Trust, a Feeder Fund would be entitled to share in the assets of the Trust that are available for distribution in proportion to its investment in the Trust.

The Trust is organized as a statutory trust under the laws of the State of Delaware. The Fund is entitled to vote in proportion to its investment in the Trust. The Fund will participate in the earnings, dividends and assets of the Trust in accordance with its pro rata interest in the Trust. No certificates are issued.

Each investor is entitled to a vote, with respect to matters affecting the Trust, in proportion to the amount of its investment in the Trust. Investors in the Trust do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust may elect all of the Trustees of the Trust if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required to hold annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trust’s Trustees it is necessary or desirable to submit matters for an investor vote. The Trustees may elect to terminate the Trust without a vote of the interest holders.

Item 18.    Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Trust’s Part A.

(a) Purchase of Beneficial Interests in the Trust.

The aggregate net asset value of the Trust is determined once daily Monday through Friday as of the close of business on the New York Stock Exchange (the “NYSE”) on each day the Exchange is open for trading based upon prices at the time of closing. The Exchange generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The Exchange is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Trust is the value of the securities held by the Trust plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Manager, are accrued daily. Each investor in the Trust may add to or reduce its investment in the Trust on each day the Exchange is open for trading. The value of each investor’s interest in the Trust will be determined after the close of business on the Exchange by multiplying the aggregate net asset value of the Trust by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Trust. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Trust will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Trust as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Trust effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Trust as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Trust by all investors in the Trust. The percentage so determined will then be applied to determine the value of the investor’s interest in the Trust after the close of business on the Exchange or the next determination of the aggregate net asset value of the Trust.

Securities that are held by the Trust that are traded on stock exchanges or the NASDAQ National Market are valued at the last sale price or official closing price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Trustees of the Trust. Long positions traded in the OTC market, NASDAQ Small Cap or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Trustees of the Trust. Short positions traded in the over-the-counter (“OTC”) market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Manager believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest.

The Trust employs pricing services to provide certain securities prices for the Trust. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by the pricing services retained by the Trust, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trust’s Board of Trustees. Such valuations and procedures will be reviewed periodically by the Board of Trustees of the Trust.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the Exchange. The values of such securities used in computing the net asset value of the Trust’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the Exchange. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the Exchange that may not be reflected in the computation of the Trust’s net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities may be valued at their fair value as determined in good faith by the Trust’s Board of Trustees or by the Manager using a pricing service and/or procedures approved by the Trust’s Board of Trustees.

Beneficial interests in the Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Trust may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Trust. However, because the Trust intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Trust’s custodian bank by a Federal Reserve Bank).

The Trust reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Trust on any business day in which the Exchange is open at the net asset value next determined after a withdrawal request in proper form is furnished to the Trust. When a request is received in proper form, the Trust will redeem a Feeder Fund’s interests at the next determined net asset value. The Trust will make payment for all interests redeemed within seven days after its receipt of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period when the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Trust may not be transferred.

(b) Fund Reorganizations.

Not Applicable.

(c) Offering Price.

Not Applicable.

(d) Redemptions in Kind.

Not Applicable.

(e) Arrangements Permitting Frequent Purchases and Redemptions of Trust Shares.

Not Applicable.

Item 19.    Taxation of the Trust.

The Trust is treated as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”), and, thus, is not subject to income tax. Based upon the status of the Trust as a partnership, each investor in the Trust takes into account its share of the Trust’s ordinary income, capital gain, losses, deductions and credits in determining its income tax liability. The determination of such share is made in accordance with the Code and Treasury regulations promulgated thereunder.

The Trust’s fiscal year end is March 31. Although the Trust will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Trust’s assets, income and distributions will be managed in such a way that an investor in the Trust will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming that the investor invested all of its investable assets in the Fund. Any prospective Feeder Fund that is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Trust as they are taken into account by the Trust.

Certain transactions of the Trust are subject to special tax rules of the Code that may, among other things (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to stockholders of the Feeder Fund. Special tax rules also will require the Trust to mark-to-market certain types of positions in its portfolio (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Trust intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Fund for the special treatment afforded RICs under the Code.

If the Trust purchases shares of an investment company (or similar investment entity) organized under foreign law, a Feeder Fund, by virtue of its ownership of the Trust’s beneficial interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. The partners in the Trust, i.e. the Feeder Fund, may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such Feeder Funds as a dividend to their shareholders. However, an election can be made to “mark to market” at the end of each taxable year all the shares treated as held in PFICs. If this election were made, the Feeder Funds would recognize as ordinary income any increase in the value of such shares as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, a Feeder Fund could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions received from PFICs.

The Trust may be subject to a tax on dividend or interest income received from securities of a foreign issuer. The United States has entered into tax treaties with many foreign countries which may entitle the Trust to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Trust’s assets to be invested within various countries is not known.

The Trust is managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Trust level. Thus, consistent with its investment objectives, the Trust will meet the income and diversification of assets tests of the Code applicable to RICs. The Trust and the Feeder Fund have received a ruling from the Internal Revenue Service that the existing feeder fund that is a RIC will be treated as owner of its proportionate shares of the Trust’s assets and income for purposes of these tests.

The Code requires a RIC to pay a non-deductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Trust intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Trust’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Trust.

Item 20.    Underwriters.

The exclusive placement agent for the Trust is FAMD (the “Placement Agent”), an affiliate of the Manager and of Merrill Lynch, Pierce, Fenner & Smith Incorporated, with offices at 800 Scudders Mill Road, Plainsboro, New Jersey 08536. Pursuant to the Placement Agency Agreement, the Trust agrees to pay the Placement Agent’s out of pocket costs and a fee or fees as may be agreed to from time to time in writing by the Trust and the Placement Agent. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Trust.

Item 21.    Calculation of Performance Data.

Not Applicable.

Item 22.    Financial Statements.

The audited financial statements of the Trust, including the report of the independent registered public accounting firm, are incorporated in this Part B by reference to the 2006 Annual Report of the Fund. You may request a copy of the Annual Report at no charge by calling (800) 637-3863 between 8:30 a.m. and 5:30 p.m. Eastern time on any business day.

Part C. Other Information

Item 23.    Exhibits.

Exhibit Number		Description

1	(a)	—Certificate of Trust of the Registrant.(c)

	(b)	—Declaration of Trust of the Registrant, dated June 9, 2000.(d)

2		—Revised By-Laws of the Registrant, effective November 10, 2004.(o)

3		—Portions of the Declaration of Trust and By-Laws of the Registrant defining the rights of holders of interests in the Registrant.(a)

4		—Form of Investment Advisory Agreement between the Registrant and Fund Asset Management, L.P.(f)

5		—Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

6		—None.

7		—Form of Custody Agreement between the Registrant and State Street Bank and Trust Company.(g)

8	(a)(1)	—Amended and Restated Credit Agreement between the Registrant and a syndicate of banks.(b)

	(a)(2)	—Form of Second Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(i)

	(a)(3)	—Form of Third Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(j)

	(a)(4)	—Form of Fourth Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(k)

	(a)(5)	—Form of Fifth Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(e)

	(a)(6)	—Form of Sixth Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(n)

	(b)	—Form of Placement Agent Agreement between the Registrant and FAM Distributors, Inc.(f)

	(c)	—Form of Subscription Agreement for the acquisition of an interest in the Registrant.(f)

	(d)	—Form of Securities Lending Agency Agreement between the Registrant and QA Advisers LLC (now MLIM LLC), dated August 10, 2001.(l)

9		—	Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

10		—	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.

11		—	None.

12	(a)	—	Certificate of Merrill Lynch U.S. High Yield Fund, Inc.(f)

	(b)	—	Certificate of Mercury U.S. High Yield Fund, Inc.(f)

13		—	None.

14		—	None.

15		—	Code of Ethics.(h)

16		—	Power of Attorney.(m)

(a)

Reference is made to Article I (Sections 1.1 and 1.2), Article II (Sections 2.2, 2.4 and 2.7), Article III (Sections 3.2, 3.4, 3.8, 3.10, 3.11 and 3.12), Article V (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10), Article VI, Article VII (Sections 7.1 and 7.2), Article VIII (Sections 8.1, 8.3 and 8.6), Article IX, Article X (Sections 10.2, 10.3, 10.4 and 10.5) and Article XI (Sections 11.2, 11.4 and 11.6) of the Registrant’s Declaration of Trust, filed as Exhibit 1(b) to the Registration Statement; the Certificate of Trust, filed on August 1, 2000 as Exhibit 1(a) to the Registration Statement on Form N-1A (File No. 811-10019) (the “Registration Statement”) under the Investment Company Act of 1940, as amended; and Article I, Article III (Sections 3.7 and 3.10) and Article VI (Section 6.2) of the Registrant’s By-Laws, filed as Exhibit 2 to the Registration Statement.

	(b)		Incorporated by reference to Exhibit (b) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-15973), filed on December 14, 2000.

	(c)		Filed on August 1, 2000 as Exhibit 1(a) to the Registrant’s Registration Statement.

	(d)		Filed on August 1, 2000 as Exhibit 1(b) to the Registration Statement.

	(e)		Incorporated by reference to Exhibit 8(c)(5) to Post-Effective No. 35 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on January 14, 2005.

	(f)		Filed on September 1, 2000 as an exhibit to Amendment No. 1 to the Registration Statement.

(g)

Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Merrill Lynch Maryland Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust (File No. 33-4987), filed on October 30, 2001.

(h)

Incorporated by reference to Exhibit 15 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Inflation Protected Fund (File No. 333-110936), filed on January 22, 2004.

(i)	Incorporated by reference to Exhibit (b)(2) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on December 14, 2001.

(j)	Incorporated by reference to Exhibit (b)(3) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on December 13, 2002.

(k)	Incorporated by reference to Exhibit 8(c)(4) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Merrill Lynch Global Growth Fund, Inc. (File No. 333-32899), filed on December 4, 2003.

(l)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed on July 24, 2002.

(m)	Incorporated by reference to identically numbered exhibit to Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Merrill Lynch Municipal Series Trust (File No. 33-8058), filed on February 24, 2006.

(n)	Incorporated by reference to Exhibit 8(b)(6) to Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Merrill Lynch U.S. Government Fund (File No. 2-92366) filed on December 21, 2005.

(o)	Filed on July 14, 2005 as an exhibit to Amendment No. 6 of the Registration Statement.

Item 24.    Persons Controlled by or Under Common Control with Registrant.

The Registrant does not control and is not under common control with any other person.

Item 25.    Indemnification.

Reference is made to Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 8.2, 8.3 and 8.4, of Article VIII of the Registrant’s Declaration of Trust (the “Declaration of Trust”) (Exhibit 1(b) to this Registrant Statement), Trustees, officers, employees and agents of the Trust will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.1 provides, inter alia, that no Trustee, officer, employee or agent of the Registrant shall be liable to the Registrant, its Holders, or to any other Trustee, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.2 of the Registrant’s Declaration of Trust provides:

The Trust shall indemnify each of its Trustees, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Trustees. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Trust Property. The Trustees may make advance payments in connection with indemnification under this Section 8.2; provided that any advance payment of expenses by the Trust to any Trustee, officer, employee or agent shall be made only upon the undertaking by such Trustee, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a) the Trustee, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b) the Trust shall be insured against losses arising by reason of any lawful advances; or

c) there is a determination, based on a review of readily available facts, that there is reason to believe that the Trustee, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i) a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the Proceedings; or

(ii) an independent legal counsel in a written opinion.

Article VIII, Section 8.3 of the Registrant’s Declaration of Trust further provides:

Nothing contained in Sections 8.1 or 8.2 hereof shall protect any Trustee or officer of the Trust from any liability to the Trust or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1 or 8.2 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Manager to the Trust against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Trust, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Manager to the Trust.

As permitted by Article VIII, Section 8.6, the Registrant may insure its Trustees and officers against certain liabilities, and certain costs of defending claims against such Trustees and officers, to the extent such Trustees and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions. The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Trustees and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Trustee or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 26.    Business and Other Connections of the Manager.

See Item 5 in Part A and Item 14 in Part B of this Registration Statement regarding the business of the Manager. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Manager or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 26 in Part C of the Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of Merrill Lynch U.S. High Yield Fund, Inc. (File No. 333-47971).

Item 27.    Principal Underwriters.

(a) FAMD acts as the principal underwriter for each of the following open-end registered investment companies including the Registrant: FDP Series, Inc., Financial Institutions Series Trust, Managed Account Series, Mercury Basic Value Fund, Inc., Mercury Funds II, Merrill Lynch Balanced Capital Fund, Inc., Merrill Lynch Basic Value Fund, Inc., Merrill Lynch Bond Fund, Inc., Merrill Lynch California Municipal Series Trust, Merrill Lynch Developing Capital Markets Fund, Inc., Merrill Lynch Disciplined Equity Fund, Inc., Merrill Lynch Equity Dividend Fund, Merrill Lynch EuroFund, Merrill Lynch Focus Twenty Fund, Inc., Merrill Lynch Focus Value Fund, Inc., Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch Funds for Institutions Series, Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Global Equity Opportunities Fund, Merrill Lynch Global Financial Services Fund, Inc., Merrill Lynch Global Growth Fund, Inc., Merrill Lynch Global SmallCap Fund, Inc., Merrill Lynch Global Technology Fund, Inc., Merrill Lynch Global Value Fund, Inc., Merrill Lynch Healthcare Fund, Inc., Merrill Lynch Index Funds, Inc., Merrill Lynch Inflation Protected Fund, Merrill Lynch International Fund of Mercury Funds, Inc., Merrill Lynch Latin America Fund, Inc., Merrill Lynch Large Cap Series Funds, Inc., Merrill Lynch Multi-State Municipal Series Trust, Merrill Lynch Municipal Bond Fund, Inc., Merrill Lynch Municipal Series Trust, Merrill Lynch Natural Resources Trust, Merrill Lynch Pacific Fund, Inc., Merrill Lynch Principal Protected Trust, Merrill Lynch Ready Assets Trust, Merrill Lynch Real Investment Fund, Merrill Lynch Retirement Series Trust, FAM Series Fund, Inc., Merrill Lynch Short Term U.S. Government Fund, Inc., Merrill Lynch Value Opportunities Fund, Inc., Merrill Lynch U.S. Government Fund, Merrill Lynch U.S. High Yield Fund, Inc., Merrill Lynch U.S. Treasury Money Fund, Merrill Lynch U.S.A. Government Reserves, Merrill Lynch Utilities and Telecommunications Fund, Inc., FAM Variable Series Funds, Inc., Merrill Lynch World Income Fund, Inc. and The Asset Program, Inc. FAMD also acts as the principal underwriter for the following closed-end registered investment companies: Merrill Lynch Senior Floating Rate Fund, Inc. and Merrill Lynch Senior Floating Rate Fund II, Inc.

(b) Set forth below is information concerning each director and officer of FAMD. The principal business address of each such person is P.O. Box 9081, Princeton, New Jersey 08543-9081.

Name	Position(s) and Office(s) with FAMD	Position(s) and Office(s) with Registrant
Frank Porcelli	President and Director	None

Thomas J. Verage	Director	None

Donald C. Burke	Vice President	Vice President and Treasurer

John Fosina	Chief Financial Officer	None

Daniel Dart	Director	None

Alice A. Pellegrino	Secretary	Secretary

(c) Not applicable.

Item 28.    Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the

Investment Company Act and the rules thereunder are maintained at the offices of the Registrant (800 Scudders Mill Road, Plainsboro, New Jersey 08536-9011) .

Item 29.    Management Services.

Other than as set forth or incorporated by reference in Item 5 of the Registrant’s Part A and Item 12 and Item 14 in Part B of the Registrant’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 30.    Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on July 21, 2006.

MASTER U.S. HIGH YIELD TRUST (Registrant)

By:	/s/ DONALD C. BURKE
(Donald C. Burke, Vice President and Treasurer)

Exhibit Index

Exhibit Number	Description

10	—Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.